EagleBankCorp.com 301.986.1800 MD | VA | DC About Eagle Bancorp, Inc. and EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 16 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace. FOR IMMEDIATE RELEASE January 9, 2023 EagleBank Contact Vikki Kayne, Chief Marketing Officer 301.986.1800 EagleBank Names New Chief Risk Officer BETHESDA, MD. EagleBank, one of the largest community banks in the Washington, DC area, today announced the appointment of Jay Namputhiripad as Chief Risk Officer, replacing Jeff Curry after his retirement this month. A 23-year veteran in the risk and compliance field, Namputhiripad will be responsible for overseeing EagleBank’s internal and external risk and compliance processes. “We are delighted to welcome Jay to the EagleBank senior management team,” said Susan Riel, President and CEO of EagleBank. “His expertise is reflective of EagleBank’s community-first commitment, and he will be instrumental in the continued commitment to our risk and compliance functions.” Before joining EagleBank, Namputhiripad was Managing Director at The Bancorp. In this role, he set up and scaled the Global Financial Crimes Risk Management Center of Excellence that successfully delivered on regulatory risk and compliance initiatives. He played a key role in remediating a prior FDIC consent order, enabling significant business growth and a dramatic increase in market valuation. Namputhiripad also previously served as the Head of Americas Branch Operations Risk at Morgan Stanley and Chief Risk Officer and Director – Compliance & Strategy at FHL Bank’s Office of Finance. He holds a bachelor’s in electrical engineering, and an MBA from the Indian Institute of Management, Ahmedabad. “EagleBank is one of the strongest and most dynamic community business banks in the Washington, DC region,” said Jay Namputhiripad. “Its values, history, and team in place set it apart in a crowded marketplace, and I am excited and humbled to join the senior management team. I look forward to contributing to EagleBank’s continuing success.”